MSB FINANCIAL CORP ANNOUNCES EARNINGS FOR THE FOURTH QUARTER AND FISCAL YEAR 2014

MILLINGTON, N.J., Sept. 11, 2014 (Nasdaq: MSBF) MSB Financial Corp. (the “Company”) reported net income of $988,000 or $0.20 per diluted common share for the fiscal year ended June 30, 2014, compared to a net loss of $1.4 million or ($0.28) per diluted share for the year ended June 30, 2013.  The $2.4 million increase in net income for fiscal year 2014 as compared to fiscal year 2013 was attributable to a decrease in the provision for loan losses, an increase in net interest income and non-interest income and a decrease in non-interest expense, offset by an increase in income tax expense for the period due to an increase in pre-tax income.

For the quarter ended June 30, 2014, the Company reported net income of $246,000 compared to net income of $193,000 for the quarter ended June 30, 2013.  The $53,000 increase was attributable to a $148,000 increase in net interest income and a $7,000 increase in non-interest income, offset by a $42,000 increase in non-interest expense and a $60,000 increase in income tax expense.  The provision for loan losses remained unchanged for the comparative period.

Net interest income for fiscal year 2014 was up $259,000 or 2.8% to $9.6 million as compared to $9.3 million for the year ended June 30, 2013.  This increase resulted from a decrease in total interest expense of $299,000, or 11.0%, offset by a decrease in total interest income of $40,000, or 0.3%.  The decrease in total interest expense was primarily attributable to the combined effects of a decrease in average interest-bearing liabilities and a nine basis point decrease in the average rate paid on these liabilities.  The decrease in total interest income was primarily attributable to a 13 basis point decrease in the average yield earned on interest-earning assets, offset by a $9.3 million or 3.0% increase in the average balance of such assets.  The interest rate spread for fiscal year 2014 was 2.87%, compared to 2.90% for fiscal year 2013.

Net interest income increased $148,000 or 6.6%, for the three months ended June 30, 2014 compared to the three months ended June 30, 2013, due to the combined effects of an increase in average interest-earning assets and the yield thereon as well as a decrease in the average balance of interest-bearing liabilities and a decrease in the rate paid on those liabilities for the period.  Interest income on interest-earning assets for the three months ended June 30, 2014 increased by $79,000, or 2.7%, while the average balance of interest-earning assets increased by $5.8 million, or 1.8%, compared to the three-month period ended June 30, 2013.  Interest expense decreased by $69,000, or 10.5%, due to a $14.4 million or 4.9% decrease in the average balance of interest-bearing liabilities and a five basis point decrease in the average rate paid on those liabilities.  The interest rate spread for the three months ended June 30, 2014 was 2.85%, compared to 2.77% for the three months ended June 30, 2013.

For the year ended June 30, 2014, the Company recorded a $600,000 provision for loan losses as compared to a $4.0 million provision recorded for the year ended June 30, 2013.

The higher provision recorded during the year ended June 30, 2013 was reflective of a strategy the Company implemented to rapidly reduce the dollar amount of non-performing loans in the Company’s loan portfolio.   A $2.0 million increase in the provision was recognized in the second quarter of that year to support this strategy.

The allowance for loan losses to total loans ratio at June 30, 2014 was at 1.6% compared to 1.9% at June 30, 2013, while the allowance for loan losses to non-performing loans ratio increased from 30.3% at June 30, 2013 to 44.3% at June 30, 2014. Non-performing loans to total loans and net charge-offs to average loans outstanding ratios were 3.51% and 0.51%, respectively, at June 30, 2014 compared to 6.16% and 1.19% at June 30, 2013.  Management continues to closely monitor its loan portfolio in an attempt to mitigate future loan losses.

Non-interest income increased by $74,000, or 11.4%, to $724,000 for the year ended June 30, 2014 compared to $650,000 for the year ended June 30, 2013, due to a $78,000 increase in fees and service charges, offset by decreases in other income, income from bank owned life insurance and unrealized loss on trading securities of $2,000, $1,000 and $1,000, respectively.  Non-interest income increased by $7,000 or 4.1% for the three months ended June 30, 2014 compared to the three months ended June 30, 2013 due to a $5,000 increase in fees and service charges and a $3,000 increase in other interest income, offset by a decrease of $1,000 in income from bank owned life insurance.

Non-interest expense totaled $8.2 million for the year ended June 30, 2014 as compared to $8.3 million for the year ended June 30, 2013, a decrease of $131,000, or 1.6%.  The decrease in non-interest expense was attributable to a $123,000 decrease in other expense, a $75,000 decrease in salaries and employee benefits expense, a $60,000 decrease in occupancy and equipment expense, a $51,000 decrease in directors’ compensation expense and a $18,000 reduction in advertising expense offset by an increase of $119,000 in FDIC assessment expense, and increases of $73,000 and $4,000 in service bureau fees expense and professional services expense, respectively.  The decrease in other expense was primarily attributable to a decrease in expenses related to other real estate owned for the comparative period.  Non-interest expense increased by $42,000 or 2.1%, for the three months ended June 30, 2014 compared to the three months ended June 30, 2013 primarily due to a $45,000 increase in other expense, a $23,000 increase in professional services expense and a $9,000 increase in service bureau fee expense, offset by a $10,000 decrease in directors’ compensation expense, a $9,000 decrease in occupancy and equipment expense, as well as a $9,000 decrease in advertising expense, a $6,000 decrease in salaries and employee benefits expense and a $1,000 decrease in FDIC assessment expense.  The increase in other expense was primarily related to an increase in expenses related to other real estate owned for the three months ended June 30, 2014 compared to the three months ended June 30, 2013.

The Company had income tax expense of $548,000 for the year ended June 30, 2014 compared to tax benefit of $987,000 for the year ended June 30, 2013, an increase of $1.5 million or 155.5%.  Income tax expense for the three months ended June 30, 2014 was

$160,000 compared to income tax expense of $100,000 for the three months ended June 30, 2013, representing an increase of $60,000 or 60.0%.

Total assets were $345.2 million at June 30, 2014 compared to $352.6 million at June 30, 2013.  The Company experienced a $17.4 million or 70.5% decrease in cash and cash equivalent balances and a $1.1 million or 25.5% decrease in other asset balances, while loans receivable, net, and securities held to maturity balances increased by $7.0 million and $4.0 million or 3.1% and 5.0%, respectively.  Deposits decreased $17.1 million or 6.1%, while advances from the Federal Home Loan Bank of New York increased by $8.0 million of 26.7%.  The decrease in cash and cash equivalent balances was primarily due to the decrease in deposit balances, while the increase in loans receivable, net was primarily due to increased loan originations. The increase in securities held to maturity was supported by an increase in borrowings from the Federal Home Loan Bank of New York during this period.  The decrease in deposit balances was primarily due to the Company lowering its offering rates during this period.  Shareholders’ equity was $40.8 million at June 30, 2014 compared to $39.5 million at June 30, 2013, an increase of $1.3 million or 3.3%.  The increase was primarily the result of the $988,000 increase in retained earnings for the year ended June 30, 2014.  The increase in paid in capital of $143,000 related primarily to the compensation expense attributable to the Company’s stock-based compensation plan. The unallocated common stock held by ESOP balance decreased by $168,000 while the accumulated other comprehensive loss balance increased by $2,000 for the period ended June 30, 2014 compared to the period ended June 30, 2013.  Treasury stock remained unchanged for the year ended June 30, 2014 compared to the year ended June 30, 2013.

Shares of the Company’s common stock trade on the NASDAQ Global Market under the symbol “MSBF.” The Company is majority owned by its mutual holding company parent, MSB Financial, MHC.

Forward Looking Statements

The forgoing release may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.

CONTACT: MSB Financial Corp.
                     Michael Shriner, President/CEO
                     908-647-4000
                     mshriner@millingtonsb.com

MSB FINANCIAL CORP
(Dollars in Thousands, except for per share amount)
SELECTED FINANCIAL AND OTHER DATA

Statement of Financial Condition Data:
	(Unaudited)
	At June 30,
	2014	2013	2012

Total assets	$345,246	$352,592	$347,347

Cash and cash equivalents	7,308	24,755	33,757

Loans receivable, net	230,275	223,256	240,520

Securities held to maturity	84,932	80,912	50,706

Deposits	263,389	280,467	283,798

Borrowed funds	38,000	30,000	20,000

Total stockholder's equity	40,810	39,513	40,878

Summary of Operations:
	(Unaudited)
	For the Year Ended June 30,
	2014	2013	2012

Total interest income	$11,992	$12,032	$13,801

Total interest expense	2,422	2,721	3,336

Net interest income	9,570	9,311	10,465

Provision for loan losses	600	4,044	2,217

Net interest income after provision
for loan losses	8,970	5,267	8,248

Noninterest income	724	650	631

Noninterest expense	8,158	8,289	8,099

Income before taxes	1,536	(2,372)	780

Income tax provision	548	(987)	283

Net income	$988	$(1,385)	$497

Net income per common share:

basic and diluted	$0.20	$(0.28)	$0.10

Weighted average number of shares	4,926,128	4,933,187	4,985,512
of common stock outstanding

	(Unaudited)
	At or For the
	Year Ended
Performance Ratios:	June 30,
	2014	2013

Return on average assets (ratio of net income
to average total assets)	0.29	(0.40)

Return on average equity (ratio of net income
to average equity)	2.46	(3.45)

Net interest rate spread	2.87	2.90

Net interest margin on average interest-earning
assets	2.97	2.98

Average interest-earning assets to average
interest-bearing liabilities	114.09	109.33

Operating expense ratio (noninterest expenses
to average total assets)	2.36	2.39

Efficiency ratio (noninterest expense divided by
sum of net interest income and noninterest income)	79.25	83.21

Asset Quality Ratios:

Non-performing loans to total loans	3.51	6.16

Non-performing assets to total assets	2.53	4.15

Net charge-offs to average loans outstanding	0.51	1.19

Allowance for loan losses to non-performing loans	44.34	30.30

Allowance for loan losses to total loans	1.56	1.87

Capital Ratios:

Equity to total assets at end of period	11.82	11.21

Average equity to average assets	11.62	11.58

Number of Offices	5	5